EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—July 23, 2019—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and six months ended June 30, 2019.

As previously announced during the second quarter of 2019, Citizens Holding Company (“Citizens” or “Company”), the parent company of The Citizens Bank of Philadelphia (“Citizens Bank” or “Bank”) announced the signing of a definitive merger agreement to acquire Charter Bank (“Charter”). Upon completion of the merger, Charter will merge into Citizens Bank. Subject to the terms of the merger agreement, Charter shareholders will receive 0.39417 shares of Citizens’ common stock and $3.615 in cash for each outstanding share of Charter common stock, which equates to an aggregate deal value of $20.0 million based on the closing price on May 20, 2019 of $20.90. The merger is expected to close in the fourth quarter of 2019, pending customary closing conditions, including receipt of required regulatory approvals and the approval by the shareholders of Charter.

Net income for the three months ended June 30, 2019 was $1.371 million, or $0.28 per share-basic and diluted, a decrease of $318 thousand from a net income of $1.689 million, or $0.35 per share-basic and diluted for the same quarter in 2018. The majority of the decrease relates to an increase in the interest paid on interest bearing liabilities partially offset by an increase in interest income, non-interest income and a decrease in non-interest expense.

Net interest income for the second quarter of 2019, after the provision for loan losses, was $5.941 million, approximately 13.4% lower than the same period in 2018. The provision for loan losses for the three months ended June 30, 2019 was $265 thousand compared to a provision for loan losses of $89 thousand for the same period in 2018. The increase in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions and an increase in total loans outstanding. The net interest margin was 2.65% for the second quarter of 2019 compared to 3.14% for the same period in 2018. This decrease was due to an increase in interest rates paid on interest bearing liabilities partially offset by an increase in yields on interest bearing assets.

Non-interest income decreased in the second quarter of 2019 by $6 thousand, or 0.3%, while non-interest expenses decreased $624 thousand, or 9.0%, compared to the same period in 2018. The decrease in non-interest income was mainly the result of losses from security sales due to strategic investment decisions and a decrease in mortgage loan origination income from long-term mortgages originated for sale in the secondary market partially offset by an increase in other income. Non-interest expense decreased due to a reduction in salaries and employee benefits, occupancy expense and other non-interest expenses. The decrease in other non-interest expense was due mainly to a refund of excess prepaid postage and cost containment throughout the Company partially offset by an increase in one-time legal and consulting fees related to the acquisition of Charter.

Net income for the six months ended June 30, 2019 decreased 24.9% to $2.598 million, or $0.53 per share-basic and diluted, from $3.461 million, or $0.71 per share-basic and diluted, for the six months ended June 30, 2018.

Net interest income for the six months ended June 30, 2019, after the provision for loan losses, decreased 14.0% to $11.956 million from $13.905 million for the same period in 2018. Net interest margin for the six months ended June 30, 2019, decreased to 2.69% in 2019 from 3.12% in the same period in 2018. The provision for loan losses for the six months ended June 30, 2019 was $460 thousand compared to a recovery of loan losses of $148 thousand in 2018. The increase in the provision for loan losses was discussed previously.

Non-interest income decreased by $59 thousand, or 1.4%, and non-interest expense decreased by $1.032 million, or 7.4%, for the six months ended June 30, 2019 when compared to the same period in 2018. The decrease in other non-interest income and other non-interest expense was discussed previously.

Total assets as of June 30, 2019 increased to $1.034 billion, up $75.401 million, or 7.9%, when compared to $958.630 million at December 31, 2018. Deposits increased by $38.637 million, or 5.1%, and loans, net of unearned income, increased by $36.459 million, or 8.5%, when compared to December 31, 2018. The increase in loans, net of unearned income, was due to new loan demand in excess of loan paydowns. Non-performing assets increased by $1.232 million to $14.584 million at June 30, 2019 as compared to $13.352 million at December 31, 2018, due to an increase in non-accrual loans partially offset by a decrease in loans 90 days or more past due and still accruing interest and other real estate owned.

During the six months ended June 30, 2019, the Company paid dividends totaling $0.48 per share.

Citizens and its wholly-owned subsidiary, Citizens Bank, are both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi and a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending			For the Six Months Ending
	June 30,	March 31,	June 30,	June 30,	June 30,
	2019	2019	2018	2019	2018
INTEREST INCOME
Loans, including fees	$5,830	$5,450	$4,984	$11,280	$9,701
Investment securities	2,738	2,699	2,734	5,437	5,557
Other interest	82	235	60	317	120

	8,650	8,384	7,778	17,034	15,378

INTEREST EXPENSE
Deposits	1,916	1,729	516	3,645	1,017
Other borrowed funds	528	445	310	973	604

	2,444	2,174	826	4,618	1,621

NET INTEREST INCOME	6,206	6,210	6,952	12,416	13,757

PROVISION FOR (REVERSAL OF) LOAN LOSSES	265	195	89	460	(148)

NET INTEREST INCOME AFTER PROVISION FOR (REVERSAL OF) LOAN LOSSES	5,941	6,015	6,863	11,956	13,905

NON-INTEREST INCOME
Service charges on deposit accounts	1,046	1,097	1,067	2,143	2,211
Other service charges and fees	769	684	718	1,453	1,386
Other non-interest income	257	266	293	523	581

	2,072	2,047	2,078	4,119	4,178

NON-INTEREST EXPENSE
Salaries and employee benefits	3,469	3,547	3,675	7,016	7,343
Occupancy expense	1,409	1,423	1,362	2,832	2,887
Other non-interest expense	1,444	1,670	1,909	3,114	3,764

	6,322	6,640	6,946	12,962	13,994

NET INCOME BEFORE TAXES	1,691	1,422	1,995	3,113	4,089

INCOME TAX EXPENSE	320	195	306	515	628

NET INCOME	$1,371	$1,227	$1,689	$2,598	$3,461

Earnings per share - basic	$0.28	$0.25	$0.35	$0.53	$0.71

Earnings per share - diluted	$0.28	$0.25	$0.35	$0.53	$0.71

Dividends Paid	$0.24	$0.24	$0.24	$0.48	$0.48

Average shares outstanding - basic	4,897,970	4,892,530	4,889,772	4,895,265	4,886,258

Average shares outstanding - diluted	4,900,891	4,895,128	4,894,792	4,897,962	4,893,987

	For the Period Ended,
	June 30,	March 31,	December 31,
	2019	2019	2018
Period End Balance Sheet Data:
Total assets	$1,034,031	$1,057,392	$958,630
Total earning assets	953,317	984,794	885,416
Loans, net of unearned income	465,736	447,470	429,277
Allowance for loan losses	3,821	3,560	3,372
Total deposits	794,859	840,160	756,222
Short-term borrowings	12,000	—	—
Long-term borrowings	10	11	15
Shareholders’ equity	96,136	90,579	83,866
Book value per share	$19.57	$18.47	$17.09

Period End Average Balance Sheet Data:
Total assets	$1,019,184	$1,006,484	$971,893
Total earning assets	943,158	929,677	894,099
Loans, net of unearned income	445,985	435,033	418,136
Total deposits	809,954	803,278	760,992
Short-term borrowings	1,662	—	20,986
Long-term borrowings	12	13	512
Shareholders’ equity	87,995	86,136	83,907

Period End Non-performing Assets:
Non-accrual loans	$11,157	$10,018	$9,839
Loans 90+ days past due and accruing	44	20	73
Other real estate owned	3,383	3,440	3,440

	As of
	June 30,	March 31,	December 31,
	2019	2019	2018
Year to Date Net charge-offs as a percentage of average net loans	0.00%	0.00%	0.00%

Year to Date Performance Ratios:
Return on average assets(1)	0.51%	0.49%	0.69%
Return on average equity(1)	5.90%	5.70%	7.95%

Year to Date Net Interest
Margin (tax equivalent)(1)	2.69%	2.74%	3.05%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com